Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

State or Jurisdiction of Incorporation or Organization
1	Plantronics Canada, Inc.	Canada
2	Polycom Australia Pty Ltd.	Australia
3	Frederick Electronics Corp.	United States
4	Plamex S.A. de C.V.	Mexico
5	Polycom Japan	Japan
6	Polycom, Inc.	United States
7	Plantronics International Ltd.	Cayman Islands
8	Poly Communications International Unlimited Company	Ireland
9	Polycom Global (Singapore) Pte. Ltd.	Singapore
10	Plantronics Europe Ltd.	Malta
11	Polycom (France) S.A.R.L.	France
12	Plantronics B.V.	Netherlands
13	Polycom Global Ltd.	Thailand
14	Polycom Telecomunicacoes do Brazil Ltd.	Brazil
15	Polycom Poland Sp. z.o.o.	Poland
16	Plantronics Rus LLC	Russia
17	Plantronics Services GmbH	Germany
18	Plantronics Limited	United Kingdom
19	Polycom Communications Technology (Beijing) Co. Ltd.	China
20	Plantronics Communications Technology (Suzhou) Co., Ltd	China
21	Polycom Technology (R&D) Center Ptv. Ltd.	India
22	Polycom Asia Pacific Pte. Ltd.	Singapore
23	Polycom Communications Solutions (Beijing)Co. Ltd.	China
24	Plantronics Trading (Suzhou) Co., Ltd	China
25	Polycom Unified Communication Solutions Pvt. Ltd.	India
26	Polycom (Italy) S.R.L	Italy
27	Polycom Solutions (Spain) SL	Spain